Exhibit 99.1

www.angieslist.com

Angie’s List Reports First Quarter 2012 Results

•	First quarter revenues increased to $31.1 million, up 76% over the prior year period

•	Service provider revenue grew 99% over the prior year period to $21.1 million

•	Cost per acquisition (“CPA”) declined in the first quarter compared to the prior year period despite a marketing spend increase of $6.5 million

•	Total paid memberships of 1,221,387 at March 31, 2012, up 81% year-over-year

Indianapolis, Ind. – April 26, 2012 – Angie’s List (NASDAQ: ANGI) announced today first quarter 2012 financial results for the quarter ended March 31, 2012.

“The business continues to demonstrate scale and consistency,” said Angie’s List CEO Bill Oesterle. “We achieved record total revenue, total paid member base, and total advertising service providers. In addition we were able to grow efficiently as our marginal CPA declined this quarter compared to the first quarter of 2011.”

Key Operating Metrics

	03/31/12	03/31/11	Change
Total paid memberships (end of period)	1,221,387	674,490	81%
Gross paid memberships added (in period)	215,431	112,761	91%
Marketing cost per paid membership acquisition (in period)	$82	$98	-16%
First-year membership renewal rate (in period)	73%	71%	+ 200 bps
Average membership renewal rate (in period)	76%	75%	+ 100 bps
Participating service providers (end of period)	27,100	17,577	54%
Total service provider contract value (end of period, in thousands)	$87,335	$50,303	74%

First quarter 2012 total revenue was $31.1 million, up 76% from $17.6 million in the prior year period. Service provider revenue was the largest component of total revenue at $21.1 million and the fastest growing with a 99% growth rate. Marketing spend was up 59%, or $6.5 million, over the prior year period, while there was a decrease in CPA from $98 to $82. Net loss was $13.5 million, with selling expense of $12.4 million and marketing expense of $17.6 million, compared to a net loss of $9.6 million with selling expense of $6.1 million and marketing expense of $11.1 million in the prior year period.

“As we continue to execute on our strategy,” commented Mr. Oesterle, “we plan to invest aggressively in our product, engineering, and sales infrastructure to capitalize on our market opportunity.”

“Unit economics are our focus and they continued to improve,” explained Angie’s List CFO Bob Millard. “In addition, this quarter our e-commerce initiatives, including The Big Deal and Storefront, have shown significant growth. We remain focused on the acquisition of members and advertising service providers and expect to continue to make technology investments as evidenced by the recent announcement of our new Palo Alto office.”

Business Outlook

The Company’s financial and operating expectations for the second quarter of 2012 are as follows:

•	Total revenue in the range of $34.5 million to $35.5 million.

•	Marketing expense in the range of $27.8 million to $28.3 million. Marketing expense and CPAs are likely to be the highest in the second quarter as a result of ramping spend to address seasonal trends.

Conference Call Information

The company will host a conference call at 5:00 PM (ET) / 2:00 PM (PT) to discuss the quarterly financial results with the investment community. A live webcast of the event will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/

A live domestic dial-in is available at (877) 380-5664 or (253) 237-1143 internationally. An audio replay will be available at (855) 859-2056 domestically or (404) 537-3406 internationally, using Conference ID 6699-1527 through May 2, 2012.

Live audio webcast of the presentations will be available on Angie’s List Investor Relations website at http://investor.angieslist.com/

About Angie’s List

Angie’s List collects consumer reviews on local service providers ranging from home improvement to healthcare in more than 550 service categories. More than one million paying households in the United States rely upon Angie’s List to help them make the best hiring decisions. Members get unlimited access to local ratings via Internet or phone, exclusive discounts, the Angie’s List Magazine and help from the Angie’s List complaint resolution service.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue, future marketing expense and growth opportunities. These forward-looking statements are based on Angie’s List’s current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to accurately measure and predict revenue per paid membership, membership acquisition costs or costs associated with servicing our members; our ability to protect our brand and maintain our reputation among consumers and local service providers; our ability to attract and retain local service providers to advertise on our service; our ability to increase our pricing on memberships and service provider contracts as we increase our market penetration; our ability to replicate our business model in our less penetrated markets; our success in converting consumers and local service providers into paid memberships and participating service providers; competitive factors; our ability to stay abreast of modified or new laws and regulations applying to our business, including those regarding sales or transaction taxes and privacy regulation; our ability to adequately protect our intellectual property; our ability to manage our growth; and general economic conditions worldwide.

Further information on these factors and other risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K, particularly under the heading “Risk Factors.”

These documents are or will be available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at http://investor.angieslist.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

CONTACT:

Investor Relations at Angie’s List

888-619-2655

investorrelations@angieslist.com

Or

Brinlea Johnson

The Blueshirt Group for Angie’s List

212-331-8424

brinlea@blueshirtgroup.com

Angie’s List, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2012	December 31, 2011
	(Unaudited)
Assets
Cash	$84,570	$88,607
Restricted cash	50	300
Accounts receivable, net	5,230	3,937
Prepaid expenses and other current assets	15,589	11,835

Total current assets	105,439	104,679

Property and equipment, net	4,915	3,883
Goodwill	415	415
Amortizable intangible assets, net	2,027	1,555
Deferred financing fees, net	813	866

Total assets	$113,609	$111,398

Liabilities and shareholders’ equity
Accounts payable	$2,804	$5,266
Accrued liabilities	23,848	10,532
Deferred membership revenue	18,293	17,153
Deferred advertising revenue	16,401	13,643

Total current liabilities	61,346	46,594

Long-term debt, including accrued interest	14,832	14,820
Deferred membership revenue, noncurrent	3,919	3,751
Deferred advertising revenue, noncurrent	272	239
Deferred income taxes	158	158

Total liabilities	80,527	65,562

Shareholders’ equity:
Common stock	66	65
Additional paid-in-capital	236,645	235,950
Treasury stock	(23,719)	(23,719)
Accumulated deficit	(179,910)	(166,460)

Total shareholders’ equity	33,082	45,836

Total liabilities and shareholders’ equity	$113,609	$111,398

Angie’s List, Inc.

Condensed Consolidated Statements of Operations

(in thousands except per share data)

	Three months ended
	March 31, 2012	March 31, 2011
	(unaudited)
Revenue
Membership	$9,975	$7,033
Service provider	21,119	10,595

Total revenue	31,094	17,628

Operating expenses
Operations and support	5,775	3,399
Selling	12,409	6,084
Marketing	17,606	11,099
Technology	3,127	1,843
General and administrative	5,171	3,904

Operating loss	(12,994)	(8,701)
Interest expense	456	935

Loss before income taxes	(13,450)	(9,636)

Income tax expense	—	—

Net loss	$(13,450)	$(9,636)

Net loss per common share—basic and diluted	$(0.24)	$(0.34)
Weighted average number of common shares outstanding—basic and diluted	56,964	28,346

Non-cash stock-based compensation
Technology	$146	$238
General and administrative	534	355

Total non-cash stock-based compensation	$680	$593

Depreciation and amortization	$529	$370